Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the registration of the deferred compensation obligations of The Providence Service Corporation in connection with the Providence Service Corporation Deferred Compensation Plan of our reports dated March 15, 2007 appearing in the Annual Report on Form 10-K for the year ended December 31, 2006, relating to our audits of the consolidated financial statements and the financial statement schedule and internal control over financial reporting of The Providence Service Corporation and subsidiaries.

/s/ McGladrey & Pullen, LLP

Phoenix, Arizona

August 30, 2007